UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 26, 2020

NiSource Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-16189	35-2108964
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

801 East 86th Avenue Merrillville, Indiana	46410
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 647-5990

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.01 per share	NI	New York Stock Exchange

Depositary Shares, each representing a 1/1,000th ownership interest in a share of 6.50% Series B Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share, liquidation preference $25,000 per share and a 1/1,000th ownership interest in a share of Series B-1 Preferred Stock, par value $0.01 per share, liquidation preference $0.01 per share

	NI PR B	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

As previously disclosed by NiSource Inc. (the “Company”), the U.S. Department of Justice (the “DOJ”), under the supervision of the U.S. Attorney’s Office for the District of Massachusetts (“U.S. Attorney’s Office”) commenced a criminal investigation of the Company and Bay State Gas Company d/b/a Columbia Gas of Massachusetts (“Columbia of Massachusetts”), a wholly-owned subsidiary of the Company, in connection with the series of fires and explosions that occurred on September 13, 2018 in Lawrence, Andover and North Andover, Massachusetts related to the delivery of natural gas by Columbia of Massachusetts (the “Greater Lawrence Incident”).

On February 26, 2020, the Company and Columbia of Massachusetts entered into agreements with the U.S. Attorney’s Office to resolve the U.S. Attorney’s Office investigation relating to the Greater Lawrence Incident. Columbia of Massachusetts agreed to plead guilty in the United States District Court for the District of Massachusetts (the “Court”) to violating the Natural Gas Pipeline Safety Act (the “Plea Agreement”) and the Company entered into a deferred prosecution agreement (“DPA”).

Under the Plea Agreement, which must be approved by the Court, Columbia of Massachusetts will be subject to the following terms, among others: (i) a criminal fine in the amount of $53,030,116 paid within 30 days of sentencing; (ii) a three-year probationary period that will early terminate upon a sale of Columbia of Massachusetts or a sale of its gas distribution business to a qualified third-party buyer consistent with certain requirements; (iii) compliance with each of the National Transportation Safety Board (“NTSB”) recommendations stemming from the Greater Lawrence Incident; and (iv) employment of an in-house monitor during the term of the probationary period.

Under the DPA, the U.S. Attorney’s Office agreed to defer prosecution of the Company in connection with the Greater Lawrence Incident for a three-year period (which three-year period may be extended for twelve (12) months upon the U.S. Attorney’s Office determination of a breach of the DPA) subject to certain obligations of the Company, including, but not limited to, the following: (i) the Company will use reasonable best efforts to sell Columbia of Massachusetts or Columbia of Massachusetts’ gas distribution business to a qualified third-party buyer consistent with certain requirements, and, upon the completion of any such sale, the Company will cease and desist any and all gas pipeline and distribution activities in the District of Massachusetts; (ii) the Company will forfeit and pay, within 30 days of the later of the sale becoming final or the date on which post-closing adjustments to the purchase price are finally determined in accordance with the agreement to sell Columbia of Massachusetts or its gas distribution business, a fine equal to the total amount of any profit or gain from any sale of Columbia of Massachusetts or its gas distribution business, with the amount of profit or gain determined as provided in the DPA; and (iii) the Company agrees as to each of the Company’s subsidiaries involved in the distribution of gas through pipeline facilities in Massachusetts, Indiana, Ohio, Pennsylvania, Maryland, Kentucky and Virginia to implement and adhere to each of the recommendations from the NTSB stemming from the Greater Lawrence Incident. Pursuant to the DPA, if the Company complies with all of its obligations under the DPA, including, but not limited to those identified above, the U.S. Attorney’s Office will not file any criminal charges against the Company related to the Greater Lawrence Incident. If Columbia of Massachusetts’ guilty plea is not accepted by the Court or is withdrawn for any reason, or if Columbia of Massachusetts should fail to perform an obligation under the Plea Agreement prior to the sale of Columbia of Massachusetts or its gas distribution business, the U.S. Attorney’s Office may, at its sole option, render the DPA null and void.

The foregoing summaries of the DPA and Plea Agreement are qualified in their entirety by reference to, and should be read in conjunction with, the complete text of the agreements, which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and incorporated by reference into this Item 1.01.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

10.1	NiSource Inc. Deferred Prosecution Agreement dated February 26, 2020

10.2	Bay State Gas Company d/b/a Columbia Gas of Massachusetts Plea Agreement dated February 26, 2020

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NISOURCE INC.

February 26, 2020	By:	/s/ Anne-Marie W. D’Angelo
Anne-Marie W. D’Angelo
Senior Vice President, General Counsel and Corporate Secretary